Exhibit 10.61

Summary of Officer Financial Counseling Program

All officers of PNM Resources are eligible to participate in the financial counseling program offered by AYCO. Services provided by AYCO include: assisting officers with developing comprehensive financial plans, educating officers on compensation and benefit programs, providing cash-flow strategies, tax planning and preparation, retirement planning, investment planning, evaluating insurance coverage, and estate planning. Benefits provided by the financial counseling program are in addition to the benefits provided under the Company’s Executive Choice Plan.

/\YCO
A GOLDMAN SACHS COMPANY

January 9, 2020

PERSONAL & CONFIDENTIAL

Elisabeth Eden
Vice President, Human Resources PNM Resources, Inc.
414 Silver Ave SW Albuquerque, NM 87102

Dear Ms. Eden:

The Ayco Company, LP. ("Ayco") is pleased to provide PNM Resources, Inc. (11Company") with a Comprehensive Financial Counseling Program ("Counseling Program"). The enclosed terms and conditions are incorporated herein and made a part of this engagement letter (“Agreement"). Ayco's engagement is effective as of January 9, 2020 ("Effective Date").

Please sign and return a copy of this Agreement at your earliest convenience. Once again, on behalf of Ayco, we are very pleased that you have selected us to be of service to your executives.

Sincerely,    Accepted:

THE AYCO COMPANY, L.P.
By:	/s/ John Pellegrino
John Pellegrino
Vice President, Operations

PNM RESOURCES, INC.
By:	/s/ Elisabeth Eden
Name:	Elisabeth Eden
Title:	VP, Human Resources
Tax ID No.:	85-0468296
cc:    Randy D. Roe, Senior Vice President and Region Head, Southwest

Mailing Address/ PO Box 15201, Albany, NY 12212-5201 Street Address/ 25 British American Boulevard, Latham, NY 12110-1405
I Telephone/ 518.640.5000 Fax/ 518.640.5555

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TERMS & CONDITIONS

1.Term of Agreement; Termination. The term of this Agreement will commence on the Effective Date through December 31, 2020 and will, thereafter, automatically renew for successive terms of one year each. Either party may terminate this Agreement at any time by providing 30 days advance written notice of termination to the other party. In the event of termination, Ayco will be compensated for services rendered through the date of termination.

2.Account Maintenance Fee. The annual account maintenance fee (11Account Maintenance Fee") is waived by Ayco. Any annual Account Maintenance Fee for future terms will be mutually agreed to by the parties in writing. The Account Maintenance Fee covers costs incurred by Ayco in connection with the collection and analysis of Company's benefits and compensation plans for the purpose of counseling executives participating in the Counseling Program, direct access to services offered by Ayco's Benefits and Compensation Group and ongoing administration of the Counseling Program.

3.Counseling Fee. The annual counseling fee for each executive in the Counseling Program is $15,000 (11Counseling Fee11). A prorated portion of the Counseling Fee will be billed as of the commencement of services through such later semi-annual billing date as will be indicated in Ayco's invoice. Thereafter, the Counseling Fee for each executive will be billed on a semi-annual basis. The Counseling Fee will be billed only for those executives who choose to participate in the Counseling Program. The Company will notify Ayco as to the executives who are participating in the Counseling Program. The Company will not pay the Counseling Fee for any executive unless and until the Company notifies Ayco of the executive's participation.

4.Fees and Expenses. All fees for each successive term will be subject to an increase based on an increase in the Consumer Price Index (CPI-U) for the services industry. This increase will be effective as of January 1, 2022. In addition, Ayco reserves the right to adjust fees in the event of extraordinary circumstances. Company will be notified prior to any such adjustment of fees.

Reasonable travel costs, including transportation, living expenses and specific disbursements incurred by Ayco in connection with the services and benefits and compensation data gathering will be in accordance with Ayco's Travel Expense summary as set forth on Attachment A and are the responsibility of Company and will be submitted for reimbursement on a semi-annual basis.

5.Income Tax Preparation. The Counseling Fee includes preparation of federal and state personal income tax returns to be filed in the year of service for the executive, or if married, joint returns for the executive and his/her spouse. Upon request, additional federal and state tax returns, including dependent, married filing separate, domestic partner and specialty returns (gift, trust, foundation, corporation and partnership returns) may be prepared, at Ayco's discretion, for an additional fee which will be billed to the executive directly. Certain tax filings and forms, including certain filings related to foreign assets, may fall beyond the scope of Ayco's services.

If a tax examination or inquiry occurs, Ayco may, upon the executive's request, agree to represent the executive in connection with such examination or inquiry for an additional fee to be billed to the executive directly. Ayco may require as a condition to its representation that the executive enter into a separate agreement.

6.Separation from Service. Upon separation from service of an executive for any reason (each a 11Termination"), the Company will notify Ayco of the Termination. The Company's obligation to pay the Counseling Fee will cease on the later of (1) 30 days following the date the Company provides Ayco with notice of the Termination or (2) the date of the Termination.

7.Reliance on Information. Ayco will rely on information provided by or on behalf of Company and its executives in performing services. Ayco will not be responsible for the accuracy or completeness of any such information, nor for any consequences related to the use of any inaccurate or incomplete information, except arising solely from Ayco's own negligence, malfeasance or violation of applicable law. Nothing herein constitutes a waiver or limitation of any rights which a party may have under any federal securities laws.

8.Confidentiality. Ayco maintains information security policies and procedures designed to preserve the confidentiality of 11nonpublic personal information", as such term is defined under Section 6809(4) of the Gramm-Leach-Bliley Act and its applicable implementing regulations (11GLBA"), received from Company or its executives pursuant to this Agreement in accordance with GLBA. Ayco will not disclose such nonpublic personal information to any unaffiliated third party, other than as may be necessary for Ayco or its authorized service providers to provide services hereunder or as may be permitted by law. Ayco acknowledges that it maintains appropriate systems security in accordance with commercially reasonable industry standards and practices designed to protect all data and information provided by the Company or executives from theft, unauthorized disclosure and unauthorized access.

9.Scope of Services. Ayco provides advice and services only under the laws of the United States. Generally, Ayco's advice and services are provided to clients that are United States citizens or residents, or otherwise subject to United States tax laws. Ayco's services may be limited or not available for clients residing outside the United States. Ayco does not provide legal services or advice to its clients.

Company acknowledges Ayco is not responsible for determining the amount of income to impute to those of its executives participating in the Counseling Program, and that Ayco does not provide any advice regarding any such imputation of income. Company further acknowledges and agrees that while Ayco may provide general information on tax and benefits/compensation matters, Ayco does not provide tax, benefit consulting services, or investment advice to Company with respect to Company's benefits and compensation plans.

Except as otherwise expressly agreed in writing, Ayco does not assume any duties to take action pursuant to recommendations, advice or financial planning strategies that Ayco may provide to clients, which ultimately remain the client's obligations.

Services provided hereunder assist executives in developing comprehensive financial plans and are not designed to be specific to any particular investment account and do not modify the terms and

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conditions of any investment account agreement entered into by an executive, including investment account agreements entered into with Ayco or its affiliates.

Unless otherwise indicated by Ayco in writing, associates responsible for providing the financial counseling services hereunder do not have discretionary authority over client assets.

10.Ayco's Brochure. The U.S. Securities and Exchange Commission requires Ayco, as a registered investment adviser, to maintain a Form ADV brochure that contains information relating to Ayco's advisory services and conflicts of interest. By executing this Agreement, Company acknowledges receipt of Ayco's Form ADV brochure.

Ayco is an affiliate of Goldman, Sachs & Co. LLC and a subsidiary of The Goldman Sachs Group, Inc. Ayco is a registered investment adviser and receives fees for financial counseling services. In the course of providing such services, Ayco or its subsidiaries or affiliates may offer additional services and/or products for which additional fees or commissions are charged. These offerings create a conflict of interest and clients may be asked to acknowledge their understanding of such conflict.
17.Notice of Firm Change. Ayco, a limited partnership, will notify Company of any change in the membership of Ayco's partnership within a reasonable time after such change.

18.Third Party Beneficiaries. Nothing in this Agreement is intended to, nor will be construed to, confer upon or give to any person, or entity, other than the parties to this Agreement, any rights or remedies under, or by reason of this Agreement.

19.Use of Name. Any use of the Ayco name or logo or that of its products or services and any description of Ayco, its employees, its products or services is subject to the review and written approval of Ayco prior to use, which approval will not be unreasonably withheld. Ayco shall not, without the advance written consent of the Company, disclose any details regarding its relationship with the Company or any executives in any marketing or advertising materials.

20.Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement between the parties with respect to such subject matter.

11.Indemnification. Ayco will indemnify Company for all expenses and losses (including reasonable attorneys' fees) that are actually incurred by Company in connection with a third party proceeding directly arising out of any fraud, bad faith, negligence, violation of law or failure to perform in accordance with this Agreement, including for a breach of Section 8 of this Agreement.

12.Identification. Certain financial institutions are required to obtain, verify, and record information that identifies each person or entity that establishes a relationship with these institutions. When Company establishes a relationship with Ayco, Ayco will obtain from public sources certain information concerning Company, including name, address, identification number and other information. Ayco may ask for assistance to ascertain this information.

13.Counterparts and Delivery. This Agreement may be executed in any number of counterparts which together will be treated as one agreement, binding on the parties. Delivery of an executed copy of and counterpart signature pages to this Agreement, via facsimile (fax) or electronic mail (email), will for all purposes be deemed original. Any subsequent amendments or modifications to this Agreement may be executed and delivered in the same manner.

14.Assignments. This Agreement may not be assigned, in whole or in part, without the prior consent of both parties, which consent will not be unreasonably withheld or delayed.

15.Fax and Email Communications. Company and Ayco consent to receipt of communications via fax and email, including, but not limited to, in connection with the offer of any products or services. By executing this Agreement, Company acknowledges that the transmission of materials via fax or email is inherently insecure, and that information may be intercepted or accessed by unintended recipients. The consent provided in this section may be revoked at any time by the delivery of written notice from one party to the other.

16.Amendment. This Agreement may be modified only in writing, signed by both parties hereto.

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A GOLDMAN SACHS COMPANY

Attachment A
Ayco's Travel & Entertainment Summary

Mandatory Documentation:	Receipts required for air, rail, hotel, rental car, meals and any out-of-pocket expenses related to travel
Air Travel Class of Service
Restricted Economy Class (non-refundable) booked 14 days or more in advance at the lowest cost
Reimbursable Expense: Airline baggage fees, excluding add-on fees for baggage deemed overweight
Non-reimbursable Expenses: Wifi, upgraded seating and priority boarding fees

Rail Travel:	Coach class
Hotel:
Ayco travelers must book travel through preferred vendor and adhere to the firm's hotel city per diems. Reservations over the city per diems require a business reason and approval.
Reimbursable Expense: Laundry for stays greater than 5 nights
Non-reimbursable Expenses: Long distance telephone calls, movies, health club/spa and gift shop

Rental Cars:	Economy through Full-size
Travel Meal Daily Per Diems:	Breakfast/Lunch/Dinner - combined total of $100
Personal Car Mileage:	Standard mileage rate set by the IRS
Other reimbursable transportation expenses	Taxi, subway, bus, parking, tolls and gas for rental cars

Mailing Address/ PO Box 15201,Albany, NY 12212-5201 Street Address/ 25 British American Boulevard, Latham, NY 12110-1405
I    Telephone/ 518.640.5000 Fax/ 518.640.5555

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